CERTIFICATE OF MERGER

BETWEEN

DBA DISTRIBUTION SERVICES, INC.
a New Jersey corporation

AND

DBA ACQUISITION CORP.
a Delaware corporation

April 6, 2011

Pursuant to Section 252 of the General Corporation Law of the State of Delaware, the undersigned hereby execute this Certificate of Merger and set forth:

1.   The name and state of incorporation of each of the constituent corporations are:

(a)	DBA Distribution Services, Inc., a New Jersey corporation (“DBA”); and

(b)	DBA Acquisition Corp., a Delaware corporation (“MergerSub”).

2.   An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by DBA and MergerSub in accordance with the provisions of Section 252 of the General Corporation Law of the State of Delaware.

3.   The name of the surviving corporation is DBA Distribution Services, Inc., a New Jersey corporation (the “Surviving Corporation”).

4.   The certificate of incorporation of DBA shall be the certificate of incorporation of the Surviving Corporation.

5.   The executed Agreement and Plan of Merger is on file at the office of the Surviving Corporation located at 701 Cottontail Lane, Somerset, New Jersey 08875.

6.   A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of DBA or MergerSub.

7.   The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of the Surviving Corporation, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware.  The Surviving Corporation irrevocably appoints the Secretary of State as its agent to accept service of process in any such suit or other proceeding and a copy of such process shall be mailed by the Secretary of State to 701 Cottontail Lane, Somerset, New Jersey  08875.

8.   The merger to be effected by this Certificate of Merger shall be effective upon the filing of this Certificate of Merger with the office of the Secretary of State of the State of Delaware.

9.   This Certificate of Merger may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Certificate of Merger to be executed by its duly authorized officer as of the date first written above.

DBA DISTRIBUTION SERVICES, INC.
a New Jersey corporation

By:	/s/ James C. Eagen
Name: James C. Eagen
Title: Chief Executive Officer

DBA ACQUISITION CORP.
a Delaware corporation

By:	/s/ Bohn H. Crain
Name: Bohn H. Crain
Title: President